Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Old Westbury Funds, Inc.

We have audited the accompanying statements of assets and liabilities of Old Westbury Funds, Inc. (comprising, respectively, Large Cap Equity Fund, Mid Cap Equity Fund, International Fund, Global Small Cap Fund, Real Return Fund, Fixed Income Fund, and Municipal Bond Fund (collectively the "Funds"), including the portfolios of investments of Large Cap Equity Fund, Mid Cap Equity Fund, International Fund, Real Return Fund, Fixed Income Fund, Municipal Bond Fund and the summary portfolio of investments of Global Small Cap Fund, as of October 31, 2007, and the related statements of operations for the year then ended and the changes in net assets and financial highlights for each of the two years in the period then ended. These financial statements and financial highlights are the responsibility of the Funds' management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for the periods presented through October 31, 2005, were audited by other auditors whose report, dated December 29, 2005, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Funds' internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of October 31, 2007, by correspondence with the custodians and brokers or by other appropriate auditing procedures where replies from brokers were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective Funds comprising Old Westbury Funds, Inc. at October 31, 2007, the results of their operations for the year then ended, and the changes in their net assets and financial highlights for the each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Ernst & Young

/s/ Ernst & Young
New York, New York
December 21, 2007